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                                                               EXHIBIT 99.(A)(9)
                        SUPPLEMENT TO OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                           KINNARD INVESTMENTS, INC.
                                       BY

                              SW ACQUISITION, INC.
             A WHOLLY-OWNED SUBSIDIARY OF STOCKWALK.COM GROUP, INC.

     Pursuant to Rule 14d-6(d) of the Rules and Regulations under the Securities Exchange Act of 1934, SW Acquisition, Inc. ("Purchaser") supplements the information contained in Section 8 ("Certain Information Concerning the Company") of the Offer to Purchase as follows:

          On December 10, 1999, Kinnard Investments, Inc. (the "Company") received an arbitration award against Dain Rauscher Corporation based on the Company's claim that Dain improperly recruited 18 of the Company's brokers. A National Association of Securities Dealers arbitration panel awarded the Company $9,117,000 in compensatory damages, $7,100,000 in punitive damages and $349,719 in attorneys' fees. According to news reports, Dain intends to appeal the award.

          The Purchaser and Stockwalk.com Group, Inc. ("Stockwalk") are currently considering what effect, if any, the award will have on their offer.

     In addition, Purchaser supplements the information contained in Section 9 ("Certain Information Concerning the Purchaser and Stockwalk") with the following selected financial information of Stockwalk and its affiliates set forth below which has been excerpted and derived from Stockwalk's Form 10-Q for the period ending September 30, 1999 and from Stockwalk's Form 8-K dated July 22, 1999. More comprehensive financial and other information is included in such reports, including management's discussion and analysis of financial condition and results of operations, and in other reports and documents filed by the Company with the Commission. The pro forma financial information gives retroactive effect to the merger of MJK Holdings, Inc. with a subsidiary of NM Holdings, Inc. (the predecessor of Stockwalk) completed on July 6, 1999. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and all of the financial statements and related notes contained therein.

                  SUMMARY OF SELECTED FINANCIAL INFORMATION OF
                           STOCKWALK.COM GROUP, INC.
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                                         SIX MONTHS ENDED
                                                                MJK HOLDINGS, INC.         SEPTEMBER 30
                                                MARCH 31,     ----------------------         PRO FORMA
                                                  1999                                      (UNAUDITED)
                                                PRO FORMA     MARCH 31,    MARCH 31,    -------------------
                                               (UNAUDITED)      1999         1998         1999       1998
                                               -----------    ---------    ---------      ----       ----
Financial Condition:
  Cash and cash equivalents................      $  5,295     $  3,201     $  3,283     $  3,000        N/A
  Total assets.............................       325,102      322,353      272,616      303,876        N/A
  Total liabilities........................       315,365      315,342      271,258      291,958        N/A
  Shareholders' equity.....................         9,737        7,011        1,358       11,917        N/A
Operating Results:
  Total revenues...........................      $ 55,729     $ 55,590     $ 47,093     $ 27,096    $27,544
  Total operating expenses.................        53,400       53,333       48,916       30,880     26,229
  Income (loss) before income taxes........         2,329        2,258       (1,823)      (3,784)     1,315
  Net income (loss)........................         1,313        1,273       (1,224)      (2,304)       883
Per Share Data:
  Earnings (loss) - Basic..................           .08          .30         (.29)        (.12)       .05
  Earnings (loss) - Diluted................           .08          .30         (.29)        (.12)       .05
  Dividends declared.......................           .00          .00          .00          .00        .00
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